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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               ------------------

                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934
      Date of Report (Date of earliest event reported): November 21, 2000


                                LOGIMETRICS, INC.
           (Exact name of registrants as specified in their charters)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)


        000-10696                                         11-2171701
(Commission file numbers)                      (IRS Employer Identification No.)


                                435 MORELAND ROAD
                               HAUPPAUGE, NY 11788
                                 (631) 231-1700
                     (Address of principal executive office)


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Item 5.    Other Events

On February 17, 2000, LogiMetrics (the "Company") and Signal Technology Corporation ("Signal") entered into a non-binding Letter of Intent (the "Letter of Intent"). In connection with the Letter of Intent, the Company and Signal entered into a Management Agreement (the "Management Agreement") pursuant to which Signal, through its Keltec division, assumed the management and operation of the Company's high-power amplifier business, formerly conducted by the Company at its Bohemia, New York facility (the "New York Business") and assumed certain liabilities of the New York Business. Under the Management Agreement, Signal was responsible for all expenses incurred and was entitled to retain all revenues generated in connection with its operation of that business. Signal also agreed to make interest payments on the Company's outstanding bank indebtedness during the period it was operating the New York Business. In July 2000, the Company terminated the Letter of Intent. In November 2000, the Company and Signal finalized negotiations resulting in Signal's acquisition of the New York Business. Pursuant to the acquisition terms, the Company paid Signal approximately $2.1 million to offset certain costs incurred by Signal during the course of its management of the New York Business and for certain known liabilities of this business. Additionally, the Company has agreed to retain other specific liabilities of the New York Business. In connection with the sale of the New York Business to Signal, the Company recorded a loss on disposal of approximately $2.1 million ($0.07 per share). The Company will report the New York Business as a discontinued operation.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                             LOGIMETRICS, INC.
                                             -----------------
                                               Registrant


     Date:  January 11, 2001        By:  /s/ Erik S. Kruger
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                                             Erik S. Kruger
                                             Vice President
                                             Finance and Administration
                                             and Principal Accounting Officer